Exhibit 23.1

Tel: +61 2 9251 4100 Fax: +61 2 9240 9821 www.bdo.com.au	Level 11, 1 Margaret St Sydney NSW 2000 Australia

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GBS Inc.

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated July 25, 2019 relating to the audit of the consolidated financial statements of GBS Inc. formerly known as Glucose Biosensor Systems (Greater China) Holdings, Inc., appearing in the Prospectus, constituting a part of its Registration Statement, as amended (‘File No. 333-232557’).

We also consent to the reference to us under the caption ‘Experts’ in the Prospectus.

BDO East Coast Partnership

Tim Aman

Partner

Sydney, NSW, Australia

September 18, 2019

BDO East Coast Partnership ABN 83 236 985 726 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO East Coast Partnership and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation, other than for the acts or omissions of financial services licensees.